UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Adolph Coors Company
(Name of Registrant as Specified In Its Charter)

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This filing consists of a SEDAR filing made by Molson Inc. on October 14, 2004.

Marie Giguère
Senior Vice-President,
Chief Legal Officer and Secretary

October 14, 2004

TO:
Alberta Securities Commission
Autorité des marchés financiers (Québec)
British Columbia Securities Commission
Department of Government Services, Newfoundland and Labrador
Manitoba Securities Commission
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Government of Northwest Territories
Prince Edward Island Securities Office
Registrar of Securities, Government of Nunavut
Registrar of Securities, Yukon Territory
Saskatchewan Financial Services Commission

Dear Sir/Madam:

Re: Molson Inc.

In response to certain enquiries relating to the termination provisions of the Molson-Coors Canada partnership agreement, Molson is filing today further information which will be included in the management information circular to be sent to Molson securityholders.

Yours truly,
/s/ MARIE GIGUÈRE Marie Giguère Senior Vice President, Chief Legal Officer and Secretary

Considerations Relating to Molson-Coors Canada Partnership Agreements

        Coors Canada, an Ontario partnership, is owned 50.1% by Molson Coors Exchangeco and 49.9% by Molson. Coors Canada and Molson Canada have entered into agreements whereby Molson Canada produces, distributes and sells Coors products in Canada.

        The agreements are terminable by either party under specified circumstances. The events giving rise to Coors' right to terminate the partnership include the acquisition by a non-competitor of Coors, directly or indirectly, of beneficial ownership of, or control or direction over, more than 50% of Molson's Class B common shares, unless the non-competitor who holds more than 50% of Molson's Class B common stock is a descendant of Molson brewery founder John Molson.

        The events giving rise to Coors' right to terminate the partnership also include the acquisition by a "competitor of Coors" of a "significant investment" in Molson. A "competitor of Coors" is defined as any entity which by itself or with an affiliate has a collective share of the U.S. malt beverage market greater than 3% and also certain companies designated by name. Under this definition, "competitors of Coors" include Anheuser Busch, Grupo Modelo, InBev (formerly Interbrew), and SABMiller, among others. A "significant investment" of a "competitor of Coors" is defined as the direct or indirect beneficial ownership of, or control or direction over, (a) 10% or more of the aggregate of all issued and outstanding Class A non-voting shares and Class B common shares of Molson, (b) 33% or more of either the Class A non-voting shares or Class B common shares of Molson, or (c) 10% or more of the Class A non-voting shares or Class B common shares of Molson, together with the right to elect at least one director of Molson.

        Upon Coors exercising its right to terminate the partnership, the parties would cease to derive income from the partnership. Molson's pre-tax income from the partnership for the fiscal year ended March 31, 2004 was Cdn.$70 million. In addition, Coors would be entitled to elect to negotiate in good faith with Molson a new 10-year manufacturing and distribution agreement regarding Coors Light and the other Coors brands on terms no less favorable to Coors than the existing manufacturing and distribution agreement. If a new agreement is not reached, the existing terms of the agreement relating to manufacturing and distribution would continue in force for a period of 10 years from the termination. The current manufacturing and distribution provisions of the manufacturing and distribution agreement provide for payments to Molson for distribution and production costs, including brewing and packaging materials, wages as well as certain overhead costs.

        A preliminary joint proxy statement/management information circular regarding the proposed transaction has been filed with the Securities and Exchange Commission and on SEDAR.com. Shareholders are urged to read the definitive joint proxy statement/management information circular when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov), or Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Investor Relations, (303) 279-6565 or about Molson on SEDAR at http://www.sedar.com or by directing a request to the senior vice president, chief legal officer and secretary of Molson at 1555 Notre Dame Street East 4 th Floor, Montréal Québec, H2L 2R5. The respective directors and executive officers of Coors and Molson and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Coors's and Molson's directors and executive officers, and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary joint proxy statement/management information circular.